Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Jim Mackaness
Chief Financial Officer
650 940-4700

August 13, 2009

Mountain View, California

IRIDEX Reports Second Quarter 2009 Financial Results

Second Consecutive Profitable Quarter

IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the second quarter of 2009 ended July 4, 2009.

For the second quarter of 2009, the Company recorded a net profit of $1.2 million or $0.13 per diluted share compared to a net profit of $0.3 million or $0.03 per diluted share in the second quarter of 2008. Revenue for the second quarter of 2009 was $10.5 million, an 18.6% decrease from the $12.9 million reported for the second quarter of 2008. However, gross margins improved to 45.9% from 41.3% and cash generated from operations was $1.9 million for the second quarter compared to a decrease of $0.7 million for the comparable period in 2008.

“We have recorded our second consecutive quarter of profitability which is an outstanding achievement given the current economy. Of particular note, we have also been profitable at the operating income level for two consecutive quarters,” stated Mr. Theodore A. Boutacoff, President and CEO. “Our margins have improved, we are controlling our operating expenses well and our cash generation continues to be excellent. We are beginning to see the benefits of creating a very efficient and scalable business.”

“At the start of 2008, we laid out our vision and strategy for the Company. Our first objective was, and continues to be, cash generation. We have been very successful in this effort and have generated over $9 million in cash over the last six quarters; of which $6.3 million was used to pay our outstanding balance to American Medical Systems in full, and we have reduced our bank debt by $1.5 million. Our second objective was to drive the Company to profitability and we have now achieved two consecutive profitable quarters. With this momentum, we are turning our attention to our third objective which is growth. As the economy improves we anticipate seeing our current business grow. In addition, together with our internal product development we are looking at opportunities outside the Company to add complementary products that will allow us to strengthen our position within existing markets.”

In April 2007 we entered into an agreement with Synergetics USA, Inc. relating to the settlement of legal claims for patent infringement. The settlement agreement called for an initial payment of $2.5 million, which was received in the second quarter of 2007, and five subsequent annual payments of $0.8 million, totaling $6.5 million. We received payments of $0.8 million in the second quarters of 2008 and 2009 and expect to receive annual payments of $0.8 million relating to this agreement in the second quarters of 2010, 2011 and 2012. These amounts are shown in our income statement as part of other income.

Conference Call

IRIDEX management will conduct a conference call later today, Thursday, August 13, 2009 at 5:00 p.m. Eastern Time. Interested parties may access the live conference call via telephone by dialing (877) 941-0843 (U.S.) or (480) 629-9643 (International) and quoting Conference ID 4133387, or by visiting the Company’s website at www.iridex.com. A telephone replay will be available beginning on Thursday, August 13, 2009 through Thursday, August 20, 2009 by dialing (800) 406-7325 (U.S.) or (303) 590-3030 (International) and entering Access Code 4133387. In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation is a leading worldwide provider of therapeutic based laser systems, consumable laser probes and delivery devices used to treat eye diseases in ophthalmology and skin conditions in the aesthetics market. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 100 independent distributors into 107 countries. For further information, visit the Company’s website at http://www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s financial stability, growth strategy and prospects and future payments from Synergetics. Please see a detailed description of these and other risks contained in our Quarterly Report on From 10-Q for the quarter ended July 4, 2009 and our Annual Report on Form 10-K for the fiscal year ended January 3, 2009, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008
Revenues	$10,513	$12,922	$21,249	$24,396
Cost of revenues	5,684	7,591	11,372	14,260

Gross profit	4,829	5,331	9,877	10,136

Operating expenses:
Research and development	906	998	1,747	2,023
Sales and marketing	2,211	2,665	4,562	5,278
General and administrative	1,313	1,924	2,806	3,829

Total operating expenses	4,430	5,587	9,115	11,130

Income (loss) from operations	399	(256)	762	(994)
Legal settlement	800	800	800	800
Interest and other income (expense), net	6	(218)	(133)	(372)

Income (loss) before income taxes	1,205	326	1,429	(566)
Provision for income taxes	(7)	(51)	(7)	(51)

Net income (loss)	$1,198	$275	$1,422	$(617)

Net income (loss) per share - basic	$0.13	$0.03	$0.16	$(0.07)

Net income (loss) per share - diluted	$0.13	$0.03	$0.16	$(0.07)

Shares used in computing net income (loss) per share -
Basic	8,844	8,824	8,835	8,824

Diluted	9,107	8,824	8,966	8,824

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	July 4, 2009	January 3, 2009
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$6,618	$5,307
Accounts receivable, net	7,354	8,199
Inventories, net	10,105	11,644
Prepaids and other current assets	598	540

Total current assets	24,675	25,690
Property and equipment, net	595	832
Other intangible assets, net	1,313	1,474
Other long term assets	334	229

Total assets	26,917	28,225

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,389	$2,415
Bank line of credit	4,478	6,000
Accrued compensation	1,797	1,729
Accrued expenses	1,820	2,249
Accrued warranty	1,185	1,345
Deferred revenue	2,678	2,741

Total current liabilities	13,347	16,479

Stockholders’ Equity:
Convertible preferred stock	5	5
Common Stock	89	89
Additional paid-in capital	39,511	39,105
Accumulated other comprehensive loss	(196)	(192)
Treasury stock, at cost	(430)	(430)
Accumulated deficit	(25,409)	(26,831)

Total stockholders’ equity	13,570	11,746

Total liabilities and stockholders’ equity	$26,917	$28,225